Exhibit 99.1

Contact:	Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2013 Fourth Quarter and Full-Year Results

ALICE, Texas, March 26, 2014 — Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months and full fiscal year ended December 31, 2013.

The Company reported consolidated revenues of $419.9 million for the full fiscal year 2013. Gross profit for the year was $95.8 million, or 22.8% of revenues. GAAP net loss attributable to common shares was $13.9 million, or $0.64 per diluted share. Adjusted EBITDA totaled $68.5 million for the full year 2013.

Highlights for the quarter ended December 31, 2013:

•	Revenues increased 4.6% to $109.7 million in the fourth quarter of 2013 as compared to $104.9 million in the third quarter of 2013, and increased 2.5% from the $107.0 million reported in the fourth quarter of 2012.

•	Gross profit increased to $25.3 million, or 23.1% of revenues, in the fourth quarter of 2013 compared to $19.8 million, or 18.9% of revenues, in the third quarter of 2013, and $21.6 million, or 20.2% of revenues, in the fourth quarter of 2012.

•	GAAP net loss attributable to common shares was $4.1 million, or $0.19 per diluted share, for the fourth quarter of 2013, compared to net loss attributable to common shares of $5.7 million or $0.27 per diluted share for the third quarter of 2013, and a net loss from U.S. Operations attributable to common shares of $3.6 million or $0.22 per diluted share for the fourth quarter of 2012.

•	Adjusted EBITDA* totaled $18.0 million in the fourth quarter of 2013 compared to $13.0 million in the third quarter of 2013, and $14.4 million in the fourth quarter of 2012.

*	Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt, non-cash stock based compensation, and litigation settlement. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Forbes Energy Services Reports 2013 Fourth Quarter Results	Page 2

John Crisp, the Company’s President and Chief Executive Officer, stated, “The company ended 2013 on a more balanced platform than anticipated. This better than expected performance was achieved in spite of deflated pricing, weather delays and sporadic work flows from customers. Activity levels peaked in the fourth quarter and certain operational efficiencies and expenses improved, both of which helped us end the quarter in an improved position. Indications of consistent customer activity based on this current quarter lend confidence that 2014 could offer a more dependable stream of business with windows of larger opportunity in certain markets.”

Business Segment Results

Well Servicing Segment

In the fourth quarter of 2013, Well Servicing segment revenues increased $3.0 million, or 4.8%, to $65.1 million compared to $62.1 million in the third quarter of 2013, and increased $16.5 million compared to $48.6 million in the prior year quarter. Segment gross profit totaled $15.8 million, or 24.3% of revenues, in the fourth quarter of 2013 compared to $12.0 million, or 19.3% of revenues, for the third quarter of 2013, and $8.2 million, or 16.8% of revenues, in the prior year quarter. Revenues and margins increased compared to the prior quarter as a result of a price increase for our well service rigs that took effect during September 2013 and increased coiled tubing activity for the quarter.

The Company recorded approximately 121,324 well service hours for the fourth quarter of 2013, compared to 118,860 in the third quarter of 2013, and 96,184 in the fourth quarter of 2012. The increase in the fourth quarter of 2013 was driven by an increase in coiled tubing activity.

As of December 31, 2013, the Company had 167 well service rigs, nine tubing testing systems, four pump-down units and five coiled tubing spreads.

Fluid Logistics Segment

In the fourth quarter of 2013, Fluid Logistics segment revenues increased $1.8 million, or 4.2%, to $44.6 million compared to $42.8 million in the third quarter of 2013, and decreased $13.9 million compared to $58.5 million in the fourth quarter of 2012. Gross operating profit for the Fluid Logistics segment totaled $9.5 million, or 21.3% of revenues, in the fourth quarter of 2013 compared to $7.8 million, or 18.2% of revenues, in the third quarter of 2013, and $13.5 million, or 23.0% of revenues, in the prior year quarter. While our trucking revenue was down compared to the third quarter of 2013, this decrease was offset by increased revenues from our higher margin product offerings such as rental equipment and salt water disposal wells.

The Company recorded 268,355 truck hours during the fourth quarter of 2013 compared to 281,785 hours in the third quarter of 2013. The Company’s heavy truck fleet totaled 591 at December 31, 2013 which included 480 vacuum trucks.

Forbes Energy Services Reports 2013 Fourth Quarter Results	Page 3

Liquidity and Capital Resources

As of December 31, 2013, the Company had $26.4 million in unrestricted cash and $1.4 million of restricted cash. The Company also had $280 million of 9.0% Senior Notes and $19.6 million of other notes outstanding. As of March 24, 2014, the Company had $31.4 million in unrestricted cash and our secured credit facility remained undrawn, except for the letters of credit in the amount of $5.9 million. After taking into account borrowing restrictions we believe we have at least $78.4 million of availability remaining under our credit facility.

Capital expenditures for the quarter ended December 31, 2013, were approximately $8.4 million and consisted of specialty equipment, including hot oilers and salt water disposal equipment as well as additional well servicing equipment. New equipment to be added during 2014 will primarily consist of an additional coiled tubing spread, hot oilers, additional saltwater disposal wells, and other well servicing equipment.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2013 results on Wednesday, March 26th, 2014, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial 877-303-1298 and provide the Conference ID: 17218054. The conference call will also be broadcast live via the Internet and can be accessed through the “Investor Relations” page of the Company’s website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until April 8th 2014. To access the replay of the call dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.ForbesEnergyServices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding the acquisition and benefit of new capital assets, market conditions, and outlook. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing on its core services; the potential for excess capacity in the industry; and competition. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”), as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or

Forbes Energy Services Reports 2013 Fourth Quarter Results	Page 4

uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s Form 10-K, which will be submitted for filing by on or about March 26, 2014 with the Securities and Exchange Commission and posted on the Company’s website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s website.

All numbers herein are related to continuing operations only and exclude operations in Mexico, which were sold in January 2012.

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Forbes Energy Services Ltd.

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues
Well servicing	$65,054	$48,550	$231,930	$202,670
Fluid logistics	44,605	58,457	188,003	269,927

Total revenues	109,659	107,007	419,933	472,597

Expenses
Well servicing	49,265	40,389	182,180	158,302
Fluid logistics	35,106	44,987	141,957	196,383
General and administrative	7,280	7,359	30,186	33,382
Depreciation and amortization	15,265	13,923	54,838	50,997

Total expenses	106,916	106,658	409,161	439,064

Operating income	2,743	349	10,772	33,533
Other income (expense)
Interest expense, net	(7,082)	(7,104)	(28,184)	(27,955)

Income (loss) from continuing operations before taxes	(4,339)	(6,755)	(17,412)	5,578
Income tax expense (benefit)	(459)	(2,386)	(4,615)	3,359

Income (loss) from continuing operations	(3,880)	(4,369)	(12,797)	2,219
Income from discontinued operations, net of tax expense (benefit) of ($200), ($400),and $6,300, respectively	2	934	(293)	(633)

Net income (loss)	(3,878)	(3,435)	(13,090)	1,586
Preferred shares dividends	(194)	(194)	(776)	(776)

Net income (loss) attributable to common shareholders	$(4,072)	$(3,629)	$(13,866)	$810

Income (loss) per share of common stock from continuing operations
Basic and diluted	$(0.19)	$(0.22)	$(0.64)	$0.07
Income (loss) per share of common stock from discontinued operations
Basic and diluted	$0.00	$0.04	$(0.01)	$(0.03)
Income (loss) per share of common stock
Basic and diluted	$(0.19)	$(0.18)	$(0.65)	$0.04
Weighted average number of shares of common stock outstanding
Basic	21,468	21,083	21,388	21,062
Diluted	21,468	21,127	21,388	21,340

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Forbes Energy Services Ltd.

Selected Balance Sheet Data

(Unaudited)

	December 31,	December 31,
	2013	2012
Cash	$26,409	$17,619
Accounts receivable, net	82,209	92,596
Working capital	70,295	79,547
Other intangibles, net	25,154	28,015
Total assets	500,558	512,701
Total debt	299,640	306,347
Deferred tax liability	21,610	26,587
Shareholders’ equity	121,018	132,168

Forbes Energy Services Ltd.

Selected Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Rig hours	121,324	96,184	449,277	435,560
Truck hours	268,355	373,429	1,182,429	1,676,778

Forbes Energy Services Ltd.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Income (loss) from continuing operations	$(3,880)	$(4,369)	$(12,797)	$2,219
Depreciation and amortization	15,265	13,923	54,838	50,997
Interest expense, net	7,082	7,104	28,184	27,955
Income tax expense (benefit)	(459)	(2,386)	(4,615)	3,359
Share-based compensation	30	84	2,852	4,430

Adjusted EBITDA from U. S. Operations	$18,038	$14,356	$68,462	$88,960

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